Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Local Bounti Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	Other	510,000 (2)	$2.79 (3)	$1,422,900.00	$147.60 per million	$210.02

Total Offering Amounts					$1,422,900.00		$210.02

Total Fee Offsets							—

Net Fee Due							$210.02

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of the common stock, $0.0001 par value per share (the “Common Stock”), of Local Bounti Corporation (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 510,000 additional shares of Common Stock reserved for issuance under the Amended and Restated 2021 Equity Incentive Plan.

(3)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $2.79 was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the New York Stock Exchange on June 11, 2024.